Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP

November 14, 2016

Hostess Brands, Inc.

1 East Armour Boulevard

Kansas City, Missouri 64111

Re: Hostess Brands, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Hostess Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on the date hereof. The Registration Statement relates to (i) the offer and sale of 124,346,708 shares of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), from time to time by certain stockholders of the Company identified therein, consisting of (x) 63,730,020 issued and outstanding shares of Class A Common Stock (the “Issued Shares”), (y) 32,366,688 shares of Class A Common Stock (the “Exchange Shares”) issuable in exchange for shares of the Company’s Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) and Class B Units of Hostess Holdings, L.P., a Delaware limited partnership (“Class B Units”), pursuant to the terms of the Exchange Agreement, dated as of November 4, 2016, between the Company and the holders of Class B Stock and Class B Units named therein (the “Exchange Agreement”), (z) 9,500,000 shares of Class A Common Stock (the “Private Warrant Shares”) issuable upon the exercise of 19,000,000 warrants (the “Private Warrants”) pursuant to the Warrant Agreement, dated as of August 13, 2015, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and (ii) 18,750,000 shares of Class A Common Stock (the “Public Warrant Shares”) issuable by the Company upon the exercise of 37,500,000 outstanding warrants (the “Public Warrants”) pursuant to the Warrant Agreement. The Issued Shares, the Exchange Shares, the Private Warrant Shares and the Public Warrant Shares are collectively referred to as the “Shares”. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement, (iv) the Exchange Agreement, (v) the Warrant Agreement, and (vi) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the

November 14, 2016

Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement and (ii) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized, validly issued and are fully paid and nonassessable, (ii) the Exchange Shares have been duly authorized and reserved for issuance by the Company and, upon issuance and delivery pursuant to the terms of the Exchange Agreement, will be validly issued, fully paid and nonassessable, (iii) the Private Warrant Shares have been duly authorized and reserved for issuance by the Company and, upon issuance or delivery pursuant to the terms of the Warrant Agreement, will be validly issued, fully paid or nonassessable and (iv) the Public Warrant Shares have been duly authorized and reserved for issuance by the Company and, upon issuance and delivery pursuant to the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

The opinions expressed herein are limited to the laws of the State of New York, and the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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